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                                                                  Exhibit 10(bb)



         ANNUAL INCENTIVE COMPENSATION (IC) PLAN FOR SENIOR EXECUTIVES
         -------------------------------------------------------------


I.     Eligibility

EDWARDS, his direct reports (Campbell, Gaffney, Goldman, Tipermas), and the three group presidents (Grumbly, Kesavan, Watson).

II.    Payment

Awards will be paid partially in cash and partially in restricted stock that vests over three years.

III.   Calculation of Pools

Edwards and the four direct reports are paid solely from the "Corporate Pool". The three group presidents are paid from the "Corporate Pool" and from their "Group Pool," as shown below. Discretionary bonuses outside of this plan may be granted to any of these individuals for meritorious performance.

IV.    Determination of Corporate Pool

The size of the Corporate Pool is determined solely by the earnings-per-share performance of ICF Kaiser International, as follows:

$80,000 plus 24,000 restricted shares for each $.01 EPS over $.10 EPS and below $.20 EPS; $120,000 plus 36,000 restricted shares for each $.01 EPS over $.20 EPS. For example:

          1998 EPS    Cash            Restricted Shares
          --------    ----            -----------------
          $0.10       $        0                      0
          $0.15       $  400,000                120,000
          $0.20       $  800,000                240,000
          $0.25       $1,400,000                420,000

The final accounting for EPS may be adjusted by the Compensation and Human Resources Committee, after discussion with the CEO, for any one-time voluntary capital transaction, either positive or negative.

(Note: The EPS numbers must be net of the cash and restricted stock issued under this plan. This means, for example, that, to yield an EPS of $.20, we would have to earn approximately $0.26 before the target payment of $0.8 million of cash under this plan, 240,000 shares of restricted stock [at an assumed $2.00 per share] to be paid under this plan, and the 300,000 shares of restricted stock to be paid under the LTI Plan.)